INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement No. 33-93192 and Registration Statement No. 333-09731 of Phoenix Restaurant Group, Inc. (formerly DenAmerica Corp.) on Forms S-8, and the incorporation by reference in the Registration Statement No. 333-07019 of Phoenix Restaurant Group, Inc. (formerly DenAmerica Corp.) on Form S-3 of our report dated April 11, 2000, (which expresses an unqualified opinion and includes an explanatory paragraph related to the Company's ability to continue as a going concern) appearing in this Annual Report on Form 10-K of Phoenix Restaurant Group, Inc. (formerly DenAmerica Corp.) for the year ended December 29, 1999.


/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
April 12, 2000